EXHIBIT (a)(5)(v)

EXHIBIT (a)(5)(v)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Schedule TO — Tender Offer Statement (Securities Act File No. 333-39837) of our reports dated October 30, 2010 relating to the financial statements and financial highlights of BlackRock Senior Floating Rate Fund, Inc. (the “Fund”) and Master Senior Floating Rate LLC (the “Master LLC”), appearing in the Annual Report on Form N-CSR of the Fund and of the Master LLC for the year ended August 31, 2010, and of our reports dated October 30, 2009 relating to the financial statements and financial highlights of the Fund and of the Master LLC, appearing in the Annual Report on Form N-CSR of the Fund and of the Master LLC for the year ended August 31, 2009. We also consent to the reference to us under the heading “Financial Statements”.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
November 23, 2010